Exhibit 99.28(d)(xxii)

Management Fee Waiver Agreement

This Management Fee Waiver Agreement (the “Agreement”) is made and entered into as of this 7th day of November, 2014 between Lord, Abbett & Co. LLC (“Lord Abbett”) and Lord Abbett Investment Trust (the “Trust”) on behalf of Lord Abbett Core Fixed Income Fund (“Core Fixed Income Fund”).

In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.	Lord Abbett agrees for the time period set forth in paragraph 2 below to waive 0.20% of its management fee payable under the Management Agreement between Lord Abbett and the Trust with respect to Core Fixed Income Fund.

2.	This Agreement will be effective from November 7, 2014 through March 31, 2016. This Agreement may be terminated only by the Board of Trustees of the Trust upon written notice to Lord Abbett.

IN WITNESS WHEREOF, Lord Abbett and the Trust have caused this Agreement to be executed by a duly authorized member and officer, respectively, to become effective as of the day and year first above written.

Lord Abbett Investment Trust

By:	/s/ Brooke A. Fapohunda
Brooke A. Fapohunda
Vice President and Assistant Secretary

Lord, Abbett & Co. llc

By:	/s/ Lawrence H. Kaplan
Lawrence H. Kaplan
Member and General Counsel